EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiaries of HBT Financial, Inc.

Heartland Bank and Trust Company (Illinois)

State Bank of Lincoln (Illinois)

Subsidiaries of Heartland Bank and Trust Company

Heartland Real Estate Holdings, LLC (Illinois)

Lakewood & Barrington LLC (Illinois)